EXHIBIT 1A (5) (b)

                             Endorsement to Policy




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                                  ENDORSEMENT


The policy is hereby amended by items 1, 2, 3, and 4 listed in this endorsement.

1. The Allocation of Net Premiums provision of the policy is deleted and replaced by the following:

      Allocation of Net Premiums

      The net premium is the premium paid, multiplied by the Net Premium Factor shown in the policy data pages. You may allocate the net premiums to one or more Investment Subdivisions of the Separate Account. The Portion of each net premium allocated to any particular Investment Subdivision must be at least 10%.

      We will initially allocate net premiums to the LOV Money Market Investment Subdivision. Upon receipt at our home office of a form satisfactory to us, signed by the policyowner, indicating that the policyowner has received and accepted and accepted the policy, the cash value in that Investment Subdivision will be transferred to the other Investment Subdivisions of the Separate Account in accordance with the net premium allocation percentages. For any premium received after we receive the signed form, the net premium will be allocated in accordance with the written instructions of the policyowner. You may change the allocation of later premiums at any time, without charge, simply by sending written notice to us at our home office. The allocation will apply to premiums received after we record the change. The Refund Privilege is described on the policy cover.

2.    The SEPARATE ACCOUNT section of the policy is amended as follows.

      The following paragraph is deleted:

         The Separate Account is divided into Investment Subdivisions. The Investment Subdivisions are named in the policy data pages. We reserve the right to remove any Investment Subdivisions of the Separate Account, or to add new Investment Subdivisions. Each Investment Subdivision in the Separate Account will invest in shares of a designated portfolio of Life of Virginia Series Fund, Inc., a series type of mutual fund. You determine the percentages of net premiums which will be allocated to each Investment Subdivision.

      The above deleted paragraph is replaced by the following paragraph:

         The Separate Account is divided into Investment Subdivisions. The Investment Subdivisions are named in the policy data pages. We reserve the right to remove any Investment Subdivision of the Separate Account, or to add new Investment Subdivisions. Each Investment Subdivision in the Separate Account will invest in shares of


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         a mutual fund, or of a portfolio of a series type of mutual fund named in the data pages. You determine the percentage of net premiums which will be allocated to each Investment Subdivision.



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